CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated June 26, 2015 relating to the financial statements and financial highlights which appears in the April 30, 2015 Annual Reports to Shareholders of the Nuveen Municipal Trust, which are also incorporated by reference into the Registration Statements. We also consent to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in such Registration Statements.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Chicago, Illinois
August 27, 2015